Script from “Testing the Waters” animated video on the Company’s website:

Voiceover: “You have taken an oath and made a commitment to serve and defend our great nation. For that, we say thank you. Your military service comes with great responsibility and great sacrifice. The many military moves you will make over the span of your career is just one of those sacrifices. Relocating to a new community, searching for a home, finding good schools, locating new doctors, and making new friends creates a stressful time for the entire family. Specifically, the decision of whether to purchase a home, rent a home, or live in on-base housing can be a tricky one. Such a decision may be fraught with many variables like duty location, current housing market, length of military assignment, and loan interest rates, just to name a few. It is an overwhelming process that the owners of VictoryBase understand, because as former military members, we have been in your shoes. Therefore, it is our goal to help ease the burden of military moves by building a network of high-quality, brand-new homes in off-base communities across the country.  Our long term vision is that service members will be able to live in VictoryBase Communities no matter where they are stationed.

Furthermore, by living in one of our communities, you will be a part of an exclusive investment opportunity.  Your decision to live in a VictoryBase home is a decision to invest in VictoryBase through the purchase of shares in the company. VictoryBase, in turn, plans to acquire equity interests in companies that own the homes and communities with which you live and throughout the country. The shares that you will own will represent an indirect interest in a portion of the value of the home that you live in as well as all of the other homes that VictoryBase plans to acquire indirect interests in.

One of the best parts about this model is that we expect you, as a resident, will act more like an owner, because you will have an indirect interest in VictoryBase’s portfolio of indirect interests in VictoryBase properties . Therefore, all VictoryBase residents, much like traditional homeowners, will be responsible for routine maintenance of the homes in which they reside. If you have never owned or performed routine maintenance on a home in the past, no worries! Our proprietary tech platform will walk you through a simple monthly checklist with instructions to ensure your home is properly cared for every step of the way.

Generally, the way it works is that every monthly payment, which we coined an EquityBase Payment, is split between an amount reserved as an Equity Contribution to purchase shares of VictoryBase, and a Base Payment, which covers typical operating expenses such as taxes and insurance.  As you stay current on your obligations as a resident, both financially and through your monthly checklist tasks, you’ll accumulate shares in VictoryBase.

When you receive orders to your next duty station, you simply notify VictoryBase and list the home and the availability date through our tech platform. As an outbound VictoryBase resident, you’ll be responsible for corresponding with new inbound inquiries, coordinating showings when possible, and preparing your home for the next resident by leaving it the way you found it, in tip-top shape.

VictoryBase can help eliminate much of the stress associated with choosing a new home for your family. At the same time, you become an EquityBase Investor! We can provide a great place for your family to live, real estate investment opportunities with some benefits of home ownership, and all with the flexibility of leasing!  Discover today what VictoryBase can do for your family! VictoryBase is creating a Beta program to introduce our new EquityBase platform. Please go to Victorybase.com for more information about the opportunity to become an EquityBase Investor. We encourage you to read the following legal disclaimer.”

Written Disclaimer: “Investing in VictoryBase is indirectly investing in real estate, and like all real estate investments, it should be viewed as a long term investment.  You may need to hold your investment for an indefinite period of time. There is currently no secondary market for VictoryBase shares, and such a market may never develop.  Because the shares are not currently traded on a stock exchange, you will have to locate an interested buyer when you do seek to resell your shares.  Also, the resale of VictoryBase shares may be restricted by applicable state securities laws depending upon your state of residence. You should carefully review VictoryBase’s offering circular that will be on file with the Securities and Exchange Commission that details these and other risks in investing in VictoryBase shares.

This video is for information purposes only. No money or other consideration is being solicited or accepted in connection with the communications made in this video. Offers to buy the securities referenced in this video cannot be accepted, and no part of the purchase price can be received until VictoryBase Corporation’s Form 1-A is qualified, and any offer can be withdrawn or revoked at any time before notice of its acceptance is given after the qualification date. An indication of interest in the securities referenced in this video involves no obligation or commitment of any kind. To obtain a copy of the preliminary offering circular, please contact Thomas Paquin at tpaquin@victorybase.com.”